Exhibit 99.1
Post Holdings Announces New Share Repurchase Authorization of $500 Million
St. Louis – November 26, 2025 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors has approved a new $500 million share repurchase authorization. Share repurchases under the new authorization may begin on November 27, 2025. As of November 25, 2025, Post had repurchased approximately $275.2 million under its previous $500 million share repurchase authorization, which became effective on August 29, 2025 and was cancelled effective November 26, 2025.
Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular number of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal and granola, pet food, nut butter and pasta categories. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

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